CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Protected Absolute Return Barrier Notes due January 20, 2010	$3,858,190.00	$151.63

July 2008 Pricing Supplement No. 699 Registration Statement No. 333-131266 Dated July 24, 2008 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Equities
Protected Absolute Return Barrier Notes due January 20, 2010
Based on the Value of the MSCI EAFE Index®

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the prospectus supplement and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive, for each $10 stated principal amount of notes that the investor holds, the $10 stated principal amount and a return, if any, based on the absolute value of the return of the underlying index, and on whether the underlying index has remained within the index range at all times during the observation period.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$3,858,190
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Pricing date:	July 24, 2008
Original issue date:	July 31, 2008 (5 business days after the pricing date)
Maturity date:	January 20, 2010
Underlying index:	The MSCI EAFE Index® (the “Index”)
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the index value is within the index range, $10 times the absolute index return; or
▪ If at any time on any day during the observation period the index value is outside the index range, $0.
Maximum payment at maturity:	$11.90 per note (119% of the stated principal amount).
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the Index, beginning on, and including, the index business day following the pricing date and ending on, and including, the index valuation date.

Index value:
At any time on any day during the observation period, the value of the Index published at such time on such day on Bloomberg under ticker symbol “MXEA,” or in the case of any successor index, the Bloomberg ticker for any such successor index.

Index range:	Any value of the Index that is:
▪ greater than or equal to 1,539.8424, which is the initial index value x 81%; and
▪ less than or equal to 2,262.2376, which is the initial index value x 119%
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Initial index value:	1,901.04, which is the closing value of the Index on the business day immediately following the pricing date.
Final index value:	The closing value of the Index on the index valuation date.
Index valuation date:	January 15, 2010, subject to postponement for certain market disruption events.
Interest:	None
CUSIP:	617480603
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.175	$9.825
Total	$3,858,190	$67,518.33	$3,790,671.67

(1)   The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.925 per note.  Please see “Syndicate Information” on page 4 for further details.
(2)   For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for protected absolute return barrier notes.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

The Securities And Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus Supplement for Protected Absolute Return Barrier Notes dated November 21, 2007
Prospectus dated January 25, 2006

Protected Absolute Return Barrier Notes due January 20, 2010
Based on the Value of the MSCI EAFE Index®

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the prospectus supplement and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $10 stated principal amount of notes that the investor holds, the $10 stated principal amount and a return, if any, based on the absolute value of the return of the Index and on whether the Index has remained within the index range at all times during the observation period.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July 24, 2008	July 31, 2008 (5 business days after the pricing date)	January 20, 2010, subject to postponement due to certain market disruption events

Key Terms
Issuer:	Morgan Stanley
Underlying index:	The MSCI EAFE Index® (the “Index”)
Issue price:	$10 per note (see “Syndicate Information” on page 4)
Stated principal amount:	$10 per note
Interest:	None
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:
▪ If at all times during the observation period the index value is within the index range,
$10 times the absolute index return; or
▪ If at any time on any day during the observation period the index value is outside the index range,
$0.

Maximum payment at maturity:	$11.90 per note (119% of the stated principal amount).
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the Index, beginning on, and including, the index business day following the pricing date and ending on, and including, the index valuation date.

Index value:
At any time on any day during the observation period, the value of the Index published at such time on such day on Bloomberg under ticker symbol “MXEA,” or in the case of any successor index, the Bloomberg ticker for any such successor index.

Index range:	Any value of the Index that is: ▪ greater than or equal to 1,539.8424, which is the initial index value x 81%; and ▪ less than or equal to 2,262.2376, which is the initial index value x 119%
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Initial index value:	1,901.04, which is the closing value of the Index on the business day immediately following the pricing date
Final index value:	The closing value of the Index on the index valuation date
Index valuation date:	January 15, 2010, subject to postponement for certain market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the index valuation date is postponed so that it falls less than two scheduled business days prior to the scheduled maturity date, the maturity date will be the second scheduled business day following the index valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 7.

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Protected Absolute Return Barrier Notes due January 20, 2010
Based on the Value of the MSCI EAFE Index®

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617480603
Minimum ticketing size:	100 notes
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders – Long-term Notes.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no stated interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 3.6173% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $10.5423 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2008	$0.1507	$0.1507
January 1, 2009 through June 30, 2009	$0.1836	$0.3343
July 1, 2009 through December 31, 2009	$0.1869	$0.5212
January 1, 2010 through the Maturity Date	$0.0211	$0.5423

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in the component stocks of the Index, in futures or options contracts on the Index and/or on component stocks of the Index listed on major securities markets. We cannot give any assurance that our hedging activity has not affected or will not affect the value of the Index and, therefore, such activity may adversely affect the value of the notes or the payment you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA:	See “ERISA” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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Protected Absolute Return Barrier Notes due January 20, 2010
Based on the Value of the MSCI EAFE Index®

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
$10.00	$0.175	<$999K
$9.9625	$0.13750	$1MM-$2.99MM
$9.94375	$0.11875	$3MM-$4.99MM
$9.925	$0.100	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Based on the Value of the MSCI EAFE Index®

How the Protected Absolute Return Barrier Notes Work

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $10 stated principal amount note for a hypothetical range of performance of the index return from -100% to + 100% and assumes a hypothetical initial index value of 2,000, an index range which includes all index values greater than or equal to the hypothetical initial index value times 81% and less than or equal to the hypothetical initial index value times 119%, and for the shaded rows, that the value of the index has remained within the index range at all times during the observation period.  In this example, the Index must move by more than 19% in either direction from the hypothetical initial index value before we would not pay you a supplemental redemption amount.

Index Value	Index Return	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
4,000.00	100%	$0.00	$10.00	0%
3,000.00	50%	$0.00	$10.00	0%
2,400.00	20%	$0.00	$10.00	0%
2,380.00	19%	$1.90	$11.90	19%
2,320.00	16%	$1.60	$11.60	16%
2,240.00	12%	$1.20	$11.20	12%
2,160.00	8%	$0.80	$10.80	8%
2,080.00	4%	$0.40	$10.40	4%
2,040.00	2%	$0.20	$10.20	2%
2,000.00	0%	$0.00	$10.00	0%
1,960.00	-2%	$0.20	$10.20	2%
1,920.00	-4%	$0.40	$10.40	4%
1,840.00	-8%	$0.80	$10.80	8%
1,760.00	-12%	$1.20	$11.20	12%
1,680.00	-16%	$1.60	$11.60	16%
1,620.00	-19%	$1.90	$11.90	19%
1,600.00	-20%	$0.00	$10.00	0%
1000.00	-50%	$0.00	$10.00	0%
0.00	-100%	$0.00	$10.00	0%

At maturity, the notes will pay at least 100% of the principal amount and have the potential to pay a supplemental redemption amount based on the value of the Index at the end of the observation period if the Index has remained within the index range throughout the entire observation period.

The following payment examples illustrate the potential returns on the notes at maturity based on the table above.

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Protected Absolute Return Barrier Notes due January 20, 2010
Based on the Value of the MSCI EAFE Index®

Payment Example 1
The level of the Index increases by 12% from the hypothetical initial index value of 2,000 to a final index value of 2,240, and the index value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(2,240 – 2,000) / 2,000]  = $1.20

Payment at Maturity  = $11.20

Payment Example 2
The level of the Index decreases by 16% from the hypothetical initial index value of 2,000 to a final index value of 1,680, and the index value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(1,680 – 2,000) / 2,000]  = $1.60

Payment at Maturity  = $11.60

Payment Example 3
The level of the Index decreases by 2% from the hypothetical initial index value of 2,000 to a final index value of 1,960, and the index value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(1,960 – 2,000) / 2,000]  = $0.20

Payment at Maturity  = $10.20

Payment Example 4
The index value moves outside the index range at any time on any day during the observation period.  Because the index value has moved outside the index range, the supplemental redemption amount is equal to $0, and the payment at maturity is equal to only $10 per $10 stated principal amount regardless of the final index value.

Payment at Maturity  = $10.00

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Protected Absolute Return Barrier Notes due January 20, 2010
Based on the Value of the MSCI EAFE Index®

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-16 of the prospectus supplement for protected absolute return barrier notes.

Structure Specific Risk Factors

¡
The notes do not pay interest.  Because the supplemental redemption amount may equal zero, the return on an investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  Unless the index value at maturity has sufficiently increased or decreased over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the closing value of the Index on the index valuation date and on whether the value of the Index remains within the index range throughout the observation period.

¡
No guarantee of supplemental redemption amount.  If at any time on any day during the observation period the value of the Index is outside the index range, no supplemental redemption amount will be paid and investors will receive only the principal amount of their investment at maturity.  An increase in Index volatility would increase the likelihood of the index value moving outside the index range at some point during the observation period, in which case investors will not receive any supplemental redemption amount at maturity.

¡
Appreciation potential is limited.  The appreciation potential of the notes is limited by the maximum payment at maturity of $11.90 per note, or 119% of the stated principal amount.  In no event will the supplemental redemption amount exceed $1.90 because if the final index value is less than 81% or greater than 119% of the initial index value, the Index will have moved outside the index range and your supplemental redemption amount will equal $0.

¡
Market value of notes may decline.  If at any time on any day during the observation period the value of the Index is outside the index range, the market value of each note will decline below the stated principal amount and will no longer be linked to the value of the Index.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount for each note.

Index Specific Risks Factors

¡
Adjustments to the Index could adversely affect the value of the notes.  The publisher of the Index may add, delete or substitute the stocks constituting the Index or make other methodological changes that could change the value of the Index.  The publisher of the Index may discontinue or suspend calculation or publication of the Index at any time.  Any of these actions could adversely affect the value of the notes.  Where the Index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

¡
The MSCI EAFE Index is subject to currency exchange risk.  Because the index value is calculated using the U.S. dollar value of stocks underlying the MSCI EAFE Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the U.S. dollar strengthens or weakens against the currencies of the component securities represented in the MSCI EAFE Index, the index value will be affected and the index value may move outside of the index range, meaning you will receive no supplemental redemption amount at maturity, or the payment at maturity on the notes may be reduced.  Of particular importance to potential currency exchange risk are:

July 2008	Page 7

Protected Absolute Return Barrier Notes due January 20, 2010
Based on the Value of the MSCI EAFE Index®

¡         existing and expected rates of inflation;

¡         existing and expected interest rate levels;

¡         the balance of payments; and

¡	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

¡
There are risks associated with investments in securities linked to the value of foreign equity securities.  The stocks included in the MSCI EAFE Index have been issued by companies in various foreign countries.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Secondary Market Specific Risk Factors

¡
Market price influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value and volatility of the Index, the dividend yield of the component securities of the Index, whether the value of the Index has been outside the index range at any time during the observation period, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

¡
The notes are not listed on any securities exchange and the secondary trading may be limited. The notes are not listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  Even if there is a secondary market, it may not provide significant liquidity.  Accordingly, you should be willing to hold your notes to maturity.

¡
Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging the issuer’s obligations under the notes.

¡
Hedging and trading activity could potentially affect the value of the notes.  MS & Co. and other affiliates have carried out, and will continue to carry out, hedging activities related to the notes (and to other instruments linked to the Index or its component stocks), including trading in the component stocks of the Index as well as in other instruments related to the Index.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index value and any of those hedging or trading activities during the term of the notes could potentially affect the value of the Index, including the final index value and whether the Index is outside the index range at any time during the observation period, and, accordingly, the amount of cash investors will receive at maturity.

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Protected Absolute Return Barrier Notes due January 20, 2010
Based on the Value of the MSCI EAFE Index®

Other Risk Factors

¡
Economic interests of the calculation agent may be potentially adverse to the investors.  The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

¡
Not equivalent to investing in the Index.  Investing in the notes is not equivalent to investing in the Index or its component stocks.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Index.

¡	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

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Protected Absolute Return Barrier Notes due January 20, 2010
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Information about the Underlying Index

The MSCI EAFE Index.  The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  The MSCI EAFE Index is described under the heading “The MSCI EAFE Index®” in Annex A to this pricing supplement.

License Agreement between MSCI and Morgan Stanley.  “MSCI EAFE Index®” is a trademark of MSCI and has been licensed for use by Morgan Stanley.  See “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index®—License Agreement between MSCI and Morgan Stanley” in Annex A of the accompanying prospectus supplement for protected absolute return barrier notes.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the MSCI EAFE Index for each quarter in the period from January 1, 2003 through July 24, 2008.  The graph following the table sets forth the intraday high, low and closing values of the Index for the same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical values of the MSCI EAFE Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the MSCI EAFE Index on the index valuation date.  The payment of dividends on the stocks that constitute the MSCI EAFE Index are not reflected in its level and, therefore, have no effect on the calculation of the payment at maturity.

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Based on the Value of the MSCI EAFE Index®

MSCI EAFE Index	High	Low	Period End
2003
First Quarter	984.21	823.51	868.55
Second Quarter	1,074.97	876.58	1,025.74
Third Quarter	1,138.13	1,024.11	1,103.39
Fourth Quarter	1,288.77	1,124.33	1,288.77
2004
First Quarter	1,365.62	1,286.25	1,337.07
Second Quarter	1,360.32	1,226.65	1,327.97
Third Quarter	1,328.19	1,258.55	1,318.03
Fourth Quarter	1,515.48	1,329.37	1,515.48
2005
First Quarter	1,568.18	1,462.16	1,503.85
Second Quarter	1,518.07	1,439.66	1,473.72
Third Quarter	1,618.84	1,450.18	1,618.84
Fourth Quarter	1,696.07	1,533.92	1,680.13
2006
First Quarter	1,841.74	1,684.06	1,827.65
Second Quarter	1,980.26	1,681.70	1,822.88
Third Quarter	1,914.88	1,708.45	1,885.26
Fourth Quarter	2,074.48	1,890.59	2,074.48
2007
First Quarter	2,182.60	2,030.00	2,147.51
Second Quarter	2,285.36	2,152.13	2,262.24
Third Quarter	2,335.70	2,039.86	2,300.38
Fourth Quarter	2,388.74	2,179.99	2,253.36
2008
First Quarter	2,253.36	1,913.53	2,038.62
Second Quarter	2,206.72	1,957.23	1,967.19
Third Quarter (through July 24, 2008)	1,934.39	1,845.93	1,921.24

MSCI EAFE Index Historical Performance Intraday Highs, Lows and Closes from January 1, 2003 to July 24, 2008

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Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for protected absolute return barrier notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for protected absolute return barrier notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for protected absolute return barrier notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Protected Absolute Return Barrier Notes dated November 21, 2007

Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement for protected absolute return barrier notes or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

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Annex A

Please note that the following index description supersedes the description of the MSCI EAFE Index® in the prospectus supplement for Protected Absolute Return Barrier Notes.

MSCI EAFE Index®

The MSCI EAFE Index® (the “index”) is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  The index includes components from all countries in Europe, Australia and the Far East that are designated by MSCI as Developed Markets (“DM”).

We obtained all information contained in this pricing supplement regarding the index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI. MSCI has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the index.

Constructing the Index

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe

(i) Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

(ii) Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i) Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe.

(ii) Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

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(iii) DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

(iv) Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the index’s ability to fully and fairly represent the characteristics of the underlying market.

(v) Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements and index continuity rules.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.  The application of this requirement involves the following steps:

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization

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of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the Global Industry Classification Standard.  The GICS entails four levels of classification:  (1) sector; (2) industry group; (3) industries; and (4) sub-industries. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

(i) Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	Updating the indices on the basis of a fully refreshed Equity Universe.

•	Taking buffer rules into consideration for migration of securities across size and style segments.

•	Updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

(ii) Quarterly Index Reviews (“QIRs”) in February and August (in addition to the SAIRs in May and November) of the Size Segment Indices aimed at:

•	Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

•	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

•	Reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size Segment Index, and changes in FIFs and in NOS. Only additions of significant new investable companies are considered, and only for the Standard Index. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size segment.

(iii) Ongoing event-related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate

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actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Announcement Policy

The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation in the MSCI Indices.

The changes are typically announced at least ten business days prior to the changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m., US Eastern Time.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation in the MSCI Indices.

Index Calculation

The index is calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s index level is obtained by applying the change in the market performance to the previous period index level.

Corporate Events

The index can change as a the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

These guidelines and the policies implementing the guidelines are designed by, and, ultimately, subject to adjustment by, MSCI.

The index is Subject to Currency Exchange Risk. Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of the index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component securities trade will result in an increase in the value of the index. Conversely, if the U.S. dollar strengthens against such currencies,

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the value of the index will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the index, and any negative currency impact on the index may significantly decrease the value of the notes or your payment at maturity on the notes. The return on an index composed of the component securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the index, which is converted into U.S. dollars.

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